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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

/X/ Filed by the Registrant
/ / Filed by a Party other than the Registrant

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/X/ Soliciting Material Pursuant to Sec. 240.14a-12


               LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ / Fee paid previously with preliminary proxy materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement
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               LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
                               ONE COMMERCE SQUARE
                             PHILADELPHIA, PA 19103


                        FUND MANAGEMENT FEES REDUCED 34%
                         SUBSTANTIAL SHAREHOLDER BENEFIT



                                                              June 7, 2001

Dear Shareholder:
         In just two short weeks, your vote will help determine your investment's future direction. In our view, Phillip Goldstein is advancing his own personal interests in pursuing a hostile and expensive proxy contest to get himself and another professional dissident elected to your Board. We are very concerned about the consequences of Mr. Goldstein's agenda to the Fund's long-term investors.

         Mr. Goldstein has gone to great lengths to criticize your Fund for spending money to defend itself. Your Fund's management is also concerned about the costs of the litigation and the proxy contest started by Mr. Goldstein and we have taken positive action to reduce Fund expenses - clear proof of our commitment to shareholders.

         In fact, the Fund's investment adviser has agreed to waive 34% of its management fee for the period from July 1, 2001 through December 31, 2002 to offset the expenses associated with the litigation and the proxy contest initiated by Mr. Goldstein. Assuming that the Fund maintains its current asset level of approximately $109 million through the end of 2002, the adviser's fee waiver would save the Fund approximately $490,000 through the end of 2002.(1) This action has the positive effect of increasing returns for all Fund shareholders.

         Although Mr. Goldstein claims to be concerned about the cost to the Fund of the proxy contest he initiated, Mr. Goldstein wants you to pay his solicitation expenses, and without your approval. Ask yourself: Is Mr. Goldstein really looking out for you, or for himself?

         Mr. Goldstein also wants your vote to support three proposals, including his proposal to open-end your Fund which could negatively impact your investment. We urge you to reject Mr. Goldstein's self-serving efforts - do not sign any green proxy he may send to you. We urge you to support your experienced, dedicated and qualified Directors by signing, dating and mailing your WHITE proxy card.


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(1) Because the management fee is calculated as a percentage of the Fund's average net assets, the actual dollar amount of the management fee waiver may be more or less, depending on changes in the level of Fund assets.


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                      AN INDEPENDENT INDUSTRY EXPERT'S VIEW

         In our last letter, we listed the negative effects Mr. Goldstein's open-ending proposal could have on your investment. If Mr. Goldstein succeeds in converting your Fund to an open-end fund, your investment may be impacted by several negative consequences, including: a significant increase in operating expenses; substantial redemptions that could result in the forced sale of securities at inopportune times (with increased transaction costs); the imposition of front and back-end sales charges; the loss of our New York Stock Exchange listing; and negative tax effects. The result - your Fund's overall returns may be negatively impacted by Mr. Goldstein's proposal and it is possible that your cash dividend will be reduced. Is this what you want for your investment?

         Don't just take our word for it. Certain shareholders have asked if there are any independent studies available to support your Directors' view that open-ending your Fund will negatively impact your investment. Consider for yourself what CDA/Weisenberger*, an independent industry expert, had to say. Then, you be the judge:

         "This research study shows that converting to the open-end fund structure damages long-term investors who continue to hold the converted fund."

         "Recent conversions from closed-end to the open-end structure may have an adverse impact on long-term shareholders."

         "The rapid selling pressure caused by (investors who want to capture the short-term gain by selling) following completion of open-ending has a detrimental impact over the long term on both the newly converted fund and investors (who want to remain invested in the fund) because of the following:

         o   Net assets plunge due to large redemptions
         o   Portfolio holdings are liquidated to meet redemptions
         o   Fund realizes significant capital gains
         o Capital gains are distributed to shareholders, resulting in related tax liability
         o   Expense ratio increases due to reduction in total assets
         o   Investment style of fund may be altered "

          "When closed-end funds convert to open-end funds, long-term investors lose the benefits they sought and may incur significant expenses. Based on the data examined in this study, conversion from closed-end to open-end structure is generally not in the best long-term interest of shareholders in the fund."

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*Source: "CDA/Wiesenberger Study Of Closed-End Funds That Open-End," September
21, 1998. Permission to quote from the study neither sought nor obtained. The study is available on the Internet at www.wiesenberger.com/resources/studies/pr-openending/shtml.


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         We urge you not to lose the valuable benefits and improved performance that your Fund provides to you. Protect your investment from Mr. Goldstein and his proposals. Please sign, date and mail your WHITE proxy card today!

                          DELIVERING SHAREHOLDER VALUE

         Contrary to Mr. Goldstein's unwarranted criticisms of your Fund's performance, 2001 has been an especially good year as your Fund has rebounded strongly and is outperforming its peer group and relevant indices by a wide margin*. In addition, your Fund's market return year-to-date through May 31, 2001 was 11.7% (assuming reinvestment of dividends). Look for yourself:

                         Your Fund's 2001 Performance-
                         Delivering Shareholder Value*

5.15%          3.84%            3.29%          3.01%            -0.84%                -1.44%            -4.37%
LNV      Lipper Convertible  Russell 2000   Lehman Gov't   Lipper Convertible      Merrill Lynch     S&P 500 Index
         Securities Closed-      Index      Corp. Index     Securities Fund      Convertible Index
             End Fund                                            Index
             Average

Your Fund's
Performance

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* Note: NAV performance from January 1, 2001 through May 31, 2001.

         Mr. Goldstein's criticism of your Fund's performance is misleading and unwarranted - clear proof that he will say anything to get your vote. We are confident that you will see through his rhetoric and consider only the facts. After taking a close look at your Fund's performance, you decide for yourself whether your Directors have earned your support. We believe our performance on your behalf merits your support.

                             PROTECT YOUR INVESTMENT

         We are pleased to announce the substantial reduction in management fees which is direct evidence of our commitment to enhancing the value of your investment. And, we remain committed to the Fund's share repurchase program as the most prudent means of addressing the discount situation to benefit all of our shareholders. Since implementation of the program in March 2000, the discount has been drastically reduced. At the time the share repurchase program was implemented, the Fund was trading at a 23.8% discount. On a year-to-date basis through May 31, 2001, the Fund has traded at an average discount of 12.2% and at a discount as low as 8.14%, clear evidence of the repurchase program's effectiveness. We remain dedicated to acting in the best interest of all Fund shareholders- not just a select few.

         Your Board urges you not to risk the future of your investment on Mr. Goldstein's shortsighted, self-serving agenda. Please do not return any green proxy card that he may send to you. You are urged to please sign, date and mail the enclosed WHITE proxy card.

         On behalf of your Board, thank you for your continued interest and support.

                                                    Sincerely,


                                                    David K. Downes
                                                    President


--------------------------- IMPORTANT - TIME IS SHORT --------------------------

YOUR VOTE COUNTS! MANY FUND SHAREHOLDERS DON'T VOTE, POSSIBLY NOT REALIZING THE IMPORTANCE OF EACH AND EVERY SINGLE VOTE. THE FACT IS YOUR VOTE CAN MAKE A DIFFERENCE AND HELP ENSURE THAT YOUR FUND CONTINUES TO OPERATE IN YOUR BEST INTEREST. DON'T LET SOMEONE ELSE DECIDE WHAT IS BEST FOR YOU AND YOUR INVESTMENT. REMEMBER, IT'S YOUR MONEY. TAKE JUST ONE MINUTE TO VOTE - PLEASE SIGN, DATE AND MAIL YOUR WHITE PROXY CARD. TIME IS SHORT, SO PLEASE ACT TODAY.

               IF YOU HAVE QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL D. F. KING & CO., INC., TOLL-FREE, AT 1-800-628-8536.